Exhibit 10.1

DIGITAL MUSIC GROUP, INC. (“DMGI”)

MANAGEMENT INCENTIVE BONUS PLAN (THE “PLAN”)

FOR THE YEAR ENDING DECEMBER 31, 2007

A.	Application – This Plan will be applicable for the year ending December 31, 2007, DMGI’s second year as a publicly-traded company and a year focused on continued top-line growth, achieving profitability and integrating the operations of Digital Rights Agency, which was acquired on September 8, 2006. It is envisioned that this current Plan will be modified as it relates to measurement criteria in each succeeding year, but the administrative procedures and basic concept of annual incentive bonuses based on both measurable targets and subjective discretion will continue to apply.

B.	Participants – All Corporate officers, presently consisting of CEO, CSO, and CFO. Participants may be added during the year, if approved by the Compensation Committee, on a pro rata basis; however, no additions may be made during the final five months of 2007. Only those Participants who are employed on the last day of the fiscal year shall be eligible to receive a bonus, unless there is a contractual obligation otherwise. Also, Participants who voluntarily resign from DMGI prior to the annual earnings announcement for 2007 shall forfeit all 2007 bonuses.

C.	Payment – As soon as practical after the release of annual results for 2007 and in no event later than April 15, 2008, calculations of the actual bonus due each Participant shall be made, approved by the Compensation Committee and paid in cash subject to applicable withholding taxes.

D.	Administration – The Compensation Committee retains the right to decide all discretionary bonus amounts and to decide all matters of interpretation with respect to this Plan. Decisions of the Compensation Committee shall be final and binding. The Compensation Committee also retains the right to amend, clarify or redefine, prospectively or retroactively, any and all terms of the plan by a majority vote of its members.

E.	Performance Criteria – Three measurement criteria will be used to calculate bonuses for 2007, as follows:

1.	Revenue as reported on a GAAP-basis.

2.	Net income (loss) as reported on a GAAP-basis, including deductions for accrued bonuses estimated to be payable under this Plan.

3.	Discretionary – Assessment of qualitative factors including, but not limited to: execution of key strategic objectives; maintaining value and liquidity in DMGI’s stock price; attracting and retaining high-caliber employees in all departments; successfully integrating the operations of DRA and DMGI as demonstrated by the development and implementation of the Unified Data Model system by the third quarter of 2007; expanding the geographic and various content network of channel partners; maintaining good relationships with channel partners, content owners, artists and other important third parties; penetrating the mobile channel and implementing the DMGI Network for video content; acquiring quality content; efficiently processing new content, and achieving preliminary performance consistent with the acquisition economics; maintaining an effective investor relations program; maintaining effective systems and controls over the business and financial reporting in compliance with Sarbanes Oxley Section 404; and maintaining open and candid communications with the Board of Directors.

F.	Performance Calculations – For the first two criteria above, the following “milestones” will be used to determine the achievement of bonuses:

1.	Revenue – If revenue for 2007 is less than $20 million, zero bonus will be earned for this criteria. For every $100,000 in revenue over $20 million, 1.0% of the Target Bonus potential for this category (see G. below) will be earned, up to a maximum of $30 million in revenue (i.e., 100% of Target Bonus is earned at $30 million in revenue). By way of an example, if 2007 revenue is equal to $25 million, 50% of the Target Bonus for this criteria will have been earned.

2.	Net income (loss) – If the Company incurs a net loss for 2007 in excess of $1,000,000, as publicly reported on a GAAP-basis, zero bonus will be earned for this criteria. For every $100,000 in earnings that is generated for 2007 in excess of a net loss of $1,000,000, a percentage of the Target Bonus potential for this category will be earned according to the following schedule:

a.	2% for every $100,000 increment between a net loss of $1,000,000 and a net loss of $500,000; plus

b.	6% for every $100,000 increment between a net loss of $500,000 and net income of $1,000,000.

Thus, 100% of the Target Bonus is earned if the Company’s reported net income for 2007 is $1 million or more. By way of example, if the net income for 2007 is $500,000, then 70% of the Target Bonus will have been earned for this criteria.

G.	Target Bonuses and Performance Measurement – For the CEO, CSO and CFO, the Target Bonus is established as 15/50/35, on a percentage basis applied to the three criteria in E. above, respectively.

H.	Bonus Calculation – Bonuses are to be calculated using the specific Performance Calculations and Performance Measurement factors set forth in F. and G. above, respectively, and applied to the annual base salary in effect as of the date this Plan at the rate of 100% for the CEO, CSO and CFO. By way of an example, assume the CEO has an annual base salary of $150,000 and DMGI’s revenue for 2007 is equal to $25 million and DMGI’s reported net income is equal to $500,000. Further assume that the Compensation Committee believes that a discretionary bonus equal to 20% of the CEO’s annual base salary is appropriate. In this example, the CEO bonus is therefore $93,750, calculated as follows for each of the three Performance Criteria:

1.	Revenue –

•	$25.0m (actual) – $20.0m (minimum) = $5.0m in revenue over the minimum

•	$5.0m / $100,000 = 50 units of $100,000 each

•	50 units X 1.0% for each unit = 50% of Target Bonus earned

•	50% X 15% target for this criteria for CEO (G. above) = 7.5%

•	7.5% X $150,000 annual base salary = $11,250 bonus earned for this criteria.

2.	Net income –

•	$500,000 in net income (actual) – a net loss of $1 million (minimum) = $1.5m better than minimum

•	$500,000 / $100,000 = 5 units of $100,000 each X 2.0% for each unit + $1m / $100,000 = 10 units of $100,000 each X 6.0% for each unit = 70% of Target Bonus earned

•	70% X 50% target for this criteria for CEO (G. above) = 35%

•	35% X $150,000 annual base salary = $52,500 bonus earned for this criteria.

3.	Discretionary –

•	Compensation Committee can award up to 35% of base salary for CEO.

•	Compensation Committee decides on a discretionary award of 20% for the CEO.

•	20% X $150,000 annual base salary = $30,000 bonus earned for this criteria.